Exhibit 99.1

New Mountain Finance Corporation Announces $50 Million Stock Repurchase Program

NEW YORK--(BUSINESS WIRE)--February 4, 2016--New Mountain Finance Corporation (NYSE:NMFC) (“NMFC”, “we”, “us” or “our”) today announced that its board of directors has authorized a program for the purpose of repurchasing up to $50 million worth of its common stock. Under the repurchase program, NMFC may, but is not obligated to, repurchase its outstanding common stock in the open market from time to time provided that NMFC complies with its Code of Ethics and the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended, including certain price, market volume and timing constraints. In addition, any repurchases will be conducted in accordance with the Investment Company Act of 1940, as amended. Unless amended or extended by NMFC’s board of directors, NMFC expects the repurchase program to be in place until the earlier of December 31, 2016 or until $50 million of NMFC’s outstanding shares of common stock have been repurchased.

NMFC’s board of directors authorized the repurchase program because it believes the sustained market volatility and uncertainty may cause NMFC’s common stock to be undervalued from time to time. The timing and number of shares to be repurchased will depend on a number of factors, including market conditions. There are no assurances that NMFC will engage in repurchases, but if market conditions warrant, NMFC now has the ability to take advantage of situations where our management believes share repurchases would be advantageous to us and to our shareholders.

In addition, as of February 4, 2016, we estimate that our net asset value per share as of December 31, 2015 was between $13.00 and $13.10.

As of the date of this release, NMFC is also reiterating the previously provided estimate of Adjusted Net Investment Income (as defined below) per share of between $0.34 and $0.35 for the three months ended December 31, 2015. The adjustments to reconcile our estimated Adjusted Net Investment Income per share for the three months ended December 31, 2015 with net investment income under United States generally accepted accounting principles (“GAAP”) are expected to be less than $0.01 per share increase to Adjusted Net Investment Income.

The foregoing estimates are subject to the completion of financial closing procedures and are not a comprehensive statement of our financial condition or results for the period from October 1, 2015 through December 31, 2015. Be advised that our actual results for the three months ended December 31, 2015 may differ materially from these estimates, which are given only as of February 4, 2016, as a result of the completion of our financial closing procedures, final adjustments and other developments, including changes in interest rates or changes in the businesses to whom we have made loans, which may arise between now and the time that our financial results for the three months ended December 31, 2015 are finalized. This information is inherently uncertain.

The preliminary estimates and guidance provided have been prepared by, and are the responsibility of, management. Neither our independent registered public accounting firm, nor any other independent accountants, nor our board of directors, have audited, reviewed, compiled, or performed any procedures with respect to the accompanying preliminary financial data and estimates. Accordingly, our independent registered public accounting firm, or any other independent accountants, and our board of directors do not express an opinion or any form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this preliminary information. Actual results for the period may differ materially.

We intend to announce final results of operations for the period ended December 31, 2015 on Monday, February 29, 2016. We plan to host an earnings conference call on Tuesday, March 1, 2016 to discuss the financial results.

Use of Non-GAAP Financial Measures

In evaluating its business, NMFC considers and uses Adjusted Net Investment Income as a measure of its operating performance. Adjusted Net Investment Income is defined as net investment income adjusted to reflect income as if the cost basis of investments held at NMFC’s initial public offering (“IPO”) date had stepped-up to fair market value as of the IPO date. Under GAAP, NMFC’s IPO did not step-up the cost basis of the predecessor operating company’s existing investments to fair market value. Since the total value of the predecessor operating company’s investments at the time of the IPO was greater than the investments’ cost basis, a larger amount of amortization of purchase or issue discount, and different amounts in realized gains and unrealized appreciation, may be recognized under GAAP in each period than if a step-up had occurred. For purposes of the incentive fee calculation, NMFC adjusts income as if each investment was purchased at the date of the IPO (or stepped-up to fair market value).

The term Adjusted Net Investment Income is not defined under GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted Net Investment Income has limitations as an analytical tool and, when assessing NMFC’s operating performance, and that of its portfolio companies, investors should not consider Adjusted Net Investment Income in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with GAAP. Among other things, Adjusted Net Investment Income does not reflect NMFC’s, or its portfolio companies’, actual cash expenditures. Other companies may calculate similar measures differently than NMFC, limiting their usefulness as comparative tools.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

NMFC is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. NMFC’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, the investments may also include small equity interests. NMFC’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on NMFC’s website at http://www.newmountainfinance.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
Shiraz Y. Kajee, (212) 655-0194
Chief Financial Officer and Treasurer